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EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Unify Corporation on Form S-3 of our report dated May 18, 1999, appearing in the Annual Report on Form 10-K of Unify Corporation for the year ended April 30, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
March 13, 2000